EXHIBIT 4.3
                                LOCKUP AGREEMENT

The undersigned is the record owner of shares of Common Stock, par value $.01 per share (the "Common Stock") and/or of Preferred Stock, par value $.01 per share (the "Preferred Stock") (collectively the "Shares") of USA SUNRISE BEVERAGES, INC. (the "Company"). The undersigned has been advised that the Company intends to effect a registration of the company's shares of issued and outstanding Shares (the "Registration"). The undersigned further understands that it is a condition of the successful completion of the Registration that the undersigned execute and deliver this Lockup Agreement to the Company. The undersigned hereby agrees that until six (6) months after the effective date of the Registration, the undersigned will not, without the prior written consent of the Company or, if required, any federal or state regulatory agency, offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, any shares of Shares currently owned by the undersigned (collectively the "Lockup Securities").

The undersigned acknowledges and agrees that the Company will cause the Company's Transfer agent to place a stop transfer notation on all lockup securities of the Company registered in the name of the undersigned as of the date of this agreement.


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Signature                           Date

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Print name                          Class                  Number of Shares

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Address                             Class                  Number of Shares

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City             State      Zip Code

                                    -59-
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